Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of SU Group Holdings Limited on Form S-8 of our report dated January 31, 2024, with respect to our audits of the consolidated financial statements of SU Group Holdings Limited as of September 30, 2022 and 2023 and for each of the years in the three-year period ended September 30, 2023 appearing in the Annual Report on Form 20-F of SU Group Holdings Limited for the year ended September 30, 2023.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

November 20, 2024